Exhibit 99.1

Ingles Markets, Incorporated Reports Increased Sales for Second Quarter and First Half of Fiscal 2010

Net Income Lower

ASHEVILLE, N.C.--(BUSINESS WIRE)--April 30, 2010--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported that sales increased to $837.0 million and $1.68 billion for the three and six months ended March 27, 2010. Net income totaled $5.6 million and $11.6 million for the respective three and six month periods, and was lower than the prior year periods due to higher interest expense, other costs associated with the Company’s accelerated store development activity during the previous two fiscal years, and slower ramp up in profitability of new stores due to the economic recession.

Robert P. Ingle, chief executive officer, stated, “In this challenging economic and competitive environment we continue to focus on growth in sales and customer traffic. We’re experiencing success in both those areas even though it’s not yet reflected in our bottom line.”

Second Quarter Results

Net sales increased by $47.8 million to $837.0 million for the three months ended March 27, 2010, from $789.2 million for the three months ended March 28, 2009. Ingles operated 202 stores at March 27, 2010, compared to 200 stores at March 28, 2009. Excluding gasoline, where retail prices were approximately 49% higher than in the March 2009 quarter, grocery segment total sales increased 1.8% and comparable store sales increased 1.1%. The number of customer transactions (excluding gasoline) increased 7.8%, while the comparable average transaction size decreased 6.3% compared with the same quarter last year. The trend in total and average transactions has followed this pattern for several recent quarters, and is indicative of the effect of economic recession on consumer spending that is characterized by more trips to the store and lower average purchases.

Gross profit for the March 2010 quarter increased 2.6% to $185.9 million, an increase of $4.8 million compared with the second quarter of last fiscal year. Gross profit, as a percentage of sales, was 22.2% for the March 2010 quarter compared with 23.0% for the March 2009 quarter. Gross profit as a percentage of sales was influenced by substantially higher prices and lower margins for gasoline and fluid dairy products. Excluding gasoline sales, grocery segment gross profit as a percentage of sales increased to 25.4% for the three months ended March 27, 2010, compared with 25.2% for the same quarter of last fiscal year. Gross profit as a percentage of sales for the Company’s milk processing subsidiary was 11.3% for the March 2010 quarter, compared with 13.1% of sales, for the March 2009 quarter.

Operating and administrative expenses for the March 2010 quarter totaled $161.8 million, an increase of $4.8 million, or 3.1% over the March 2009 quarter. Excluding gasoline sales and associated operating expenses (primarily payroll), operating and administrative expenses as a percentage of sales were 22.0% for the three months ended March 27, 2010, compared with 21.8% for the three months ended March 28, 2009. In general, the Company’s increased store development activities in fiscal years 2008 and 2009 have resulted in higher personnel, depreciation and occupancy costs. The Company opened or redeveloped 22 stores in fiscal 2008 and 2009. Current unfavorable economic conditions have extended the time needed for new and redeveloped stores to reach targeted levels of sales and profitability.

Net rental income, gains/losses on asset disposals and other income totaled $1.2 million for both the March 2010 and the March 2009 quarters. Higher sales of waste paper and packaging and higher vendor recoveries in the March 2010 quarter offset decreased rent income and income from the sale of an outparcel in the March 2009 quarter.

Interest expense increased $3.5 million for the three-month period ended March 27, 2010, to $16.6 million from $13.1 million for the three-month period ended March 28, 2009. Total debt at March 27, 2010, was $833.5 million compared with $778.3 million at March 28, 2009.

Income tax expense totaled 35.5% of pre-tax income for the March 2010 quarter compared with 36.2% in the March 2009 quarter due to lower state income taxes and increased tax credits.

Net income totaled $5.6 million for the three-month period ended March 27, 2010, compared with $7.8 million for the three-month period ended March 28, 2009. Net income, as a percentage of sales, was 0.7% for the quarter ended March 27, 2010, and 1.0% for the quarter ended March 28, 2009. Basic and diluted earnings per share for Class A Common Stock were $0.24 and $0.23 for the quarter ended March 27, 2010, compared to $0.33 and $0.32, respectively, for the quarter ended March 28, 2009. Basic and diluted earnings per share for Class B Common Stock were each $0.22 for the quarter ended March 27, 2010, compared to $0.30 of basic and diluted earnings per share for the quarter ended March 28, 2009.

First Half Results

Net sales increased by $83.9 million to $1.68 billion for the six months ended March 27, 2010, from $1.59 billion for the six months ended March 28, 2009. Excluding gasoline, where retail prices were approximately 29% higher than the March 2009 six month period, grocery segment sales increased 2.0% and comparable store sales increased 1.0%. The number of customer transactions (excluding gasoline) increased 10.8%, while the comparable average transaction size decreased 8.1% compared with the March 2009 six-month period.

Gross profit for the six months ended March 27, 2010, increased 1.2%, to $371.1 million, an increase of $4.4 million compared with the first six months of last fiscal year. Gross profit, as a percentage of sales, was 22.1% for the March 2010 six-month period compared with 23.0% for the March 2009 six-month period. Gross profit dollars increased due to the higher sales volume and a change in the mix of products sold in the grocery segment. Excluding gasoline sales, grocery segment gross profit as a percentage of sales was 25.2% for the six months ended March 27, 2010, compared with 25.1% for the same period of last fiscal year.

Gross profit as a percentage of sales for the Company’s milk processing subsidiary was 12.4% for the March 2010 six month period, compared with 13.1% of sales, for the March 2009 six month period. Raw milk prices and case volume sales were relatively level, but competitive issues served to keep gross margins lower.

Operating and administrative expenses increased $9.1 million, or 2.9%, to $322.4 million for the six months ended March 27, 2010, from $313.3 million for the six months ended March 28, 2009. As a percentage of sales (and excluding gasoline), operating and administrative expenses were 21.8% for the six-month period ended March 27, 2010, compared with 21.6% for the six-month period ended March 28, 2009. As previously noted, increased expense related to accelerated store development activity in fiscal years 2008 and 2009, and unfavorable economic conditions have resulted in increased expenses as a percentage of sales.

Net rental income, losses on asset disposals and other income totaled $2.2 million and $3.1 million for the March 2010 and 2009 six-month periods, respectively. In addition to the factors mentioned above, net rental income has decreased due to less tenant space available for rent and increased tenant vacancies.

Interest expense increased $6.7 million for the six-month period ended March 27, 2010, to $32.8 million from $26.1 million for the six-month period ended March 28, 2009. Interest expense is higher due to higher total debt, including the issuance of $575.0 million aggregate principal amount of senior notes due in 2017 in May 2009, and related transactions.

Income tax expense as a percentage of pre-tax income decreased to 35.9% for the March 2010 six-month period compared with 37.7% for the comparable March 2009 period due to lower state taxes and increased tax credits.

Net income totaled $11.6 million for the six-month period ended March 27, 2010, compared with $18.9 million for the six-month period ended March 28, 2009. Net income, as a percentage of sales, was 0.7% for the six months ended March 27, 2010 and 1.2% for the six months ended March 28, 2009. Basic and diluted earnings per share for Class A Common Stock were $0.50 and $0.48 for the six months ended March 27, 2010, compared to $0.80 and $0.77, respectively, for the six months ended March 28, 2009. Basic and diluted earnings per share for Class B Common Stock were each $0.45 for the six months ended March 27, 2010, compared to $0.73 of basic and diluted earnings per share for the six months ended March 28, 2009.

During the March 2010 six-month period, Ingles opened two new stores and one remodeled store. Capital expenditures for the March 2010 six-month period totaled $34.2 million, compared with $103.7 million for the March 2009 six-month period. For the balance of the fiscal year, Ingles intends to open five new, replacement, or remodeled stores, and add four new fuel stations. Due to general economic conditions, the Company has cut back on its planned development activities. Capital expenditures for the entire fiscal year are expected to be approximately $120 million in fiscal 2010, including expenditures for stores to open in fiscal 2011. The Company’s capital expenditures totaled $389.8 million for fiscal 2009 and 2008 combined.

At March 27, 2010, the Company had $76.4 million cash on hand and $185.0 million of undrawn, committed credit facilities. The Company believes, based on its current results of operations and financial condition, that its financial resources, including existing bank lines of credit, short- and long-term financing expected to be available to it and internally generated funds, will be sufficient to meet planned capital expenditures and working capital requirements for the foreseeable future, including any debt service requirements of additional borrowings.

During the just-concluded quarter, the Company repurchased 40,000 shares of its Class B Common Stock from the Company’s Investment and Profit Sharing Plan. This transaction was the first share repurchase under a program announced in March 2010 that gives the Company the ability to repurchase up to one million shares of either its Class A or Class B common stock. The total purchase price was approximately $0.6 million. Class B shares are not publicly traded and are held primarily by insiders and the Company’s investment/profit sharing plan. The Class B shares are valued on a one-to-one basis with the Company’s publicly-traded Class A shares.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2009 Form 10-K and 2010 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 202 supermarkets. In conjunction with its supermarket operations, the Company also operates 70 neighborhood shopping centers, all but 12 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 27,	March 28,	March 27,	March 28,
	2010	2009	2010	2009

Net sales	$837,005	$789,175	$1,677,958	$1,594,040
Gross profit	185,869	181,124	371,130	366,679
Operating and administrative expenses	161,845	157,027	322,446	313,318
Rental income, net	395	738	669	1,546
Gain (loss) from sale or disposal of assets	7	392	(193)	279
Income from operations	24,426	25,227	49,160	55,186
Other income, net	843	65	1,696	1,252
Interest expense	16,599	13,118	32,750	26,096
Income taxes	3,075	4,402	6,494	11,442
Net income	$5,595	$7,772	$11,612	$18,900

Basic earnings per common share – Class A	$0.24	$0.33	$0.50	$0.80
Diluted earnings per common share – Class A	$0.23	$0.32	$0.48	$0.77
Basic earnings per common share – Class B	$0.22	$0.30	$0.45	$0.73
Diluted earnings per common share – Class B	$0.22	$0.30	$0.45	$0.73

Additional selected information:
Depreciation and amortization expense	$21,663	$19,475	$43,263	$38,491
Rent expense	$4,170	$3,528	$7,832	$7,180

Condensed Consolidated Balance Sheets (Unaudited)

	March 27,	September 26,
	2010	2009
ASSETS
Cash and cash equivalents	$76,437	$77,036
Receivables-net	51,675	50,402
Inventories	282,145	271,745
Other current assets	16,013	24,537
Property and equipment-net	1,066,126	1,072,937
Other assets	20,951	20,952
TOTAL ASSETS	$1,513,347	$1,517,609

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$59,888	$31,315
Accounts payable, accrued expenses and current portion of other long-term liabilities	206,070	197,247
Deferred income taxes	65,812	67,223
Long-term debt	773,623	818,000
Other long-term liabilities	6,512	5,660
Total Liabilities	1,111,905	1,119,445
Stockholders' equity	401,442	398,164
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$1,513,347	$1,517,609

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer